EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Bancshares of Florida, Inc.:

We consent to the use of our report dated March 8, 2005 incorporated by reference herein, with respect to the consolidated balance sheets of Bancshares of Florida, Inc. and subsidiaries (the Company) as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, comprehensive income (loss) and cash flows for the years then ended which report appears in the 2004 Annual Report on Form 10KSB of Bancshares of Florida, Inc. and to the reference to our firm under the heading “Experts” in the prospectus.

KPMG LLP

Fort Lauderdale, Florida

May 25, 2005